Alion Science And Technology

Moderator: Peter Jacobs
February 26, 2008
2:00 PM ET

Operator:	Good day, ladies and gentlemen, and welcome to the Alion Operations Update conference call. At this time, all participants are in a listen only mode. Later we will conduct the question and answer session and instructions will follow at that time. If anyone requires assistance on the conference, please press * then zero on your touch-tone telephone, and as a reminder this conference is being recorded. And now ladies and gentlemen, your host for today's conference, Peter Jacobs.
Peter Jacobs:	Thank you. This is Peter Jacobs, Director of Marketing and Communications at Alion. If you did not receive a copy of the current report on Form 8-K filed February 20th, 2008, you may access it via the company's website at www.alionscience.com. At this time, management would like me to inform you that certain statements made during this presentation which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that can cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed from time-to-time in the company's filings with the SEC, including the company's registration statement on Form S-4 filed with the SEC on April 30th, 2007.
The company does not undertake a duty to update any forward-looking statement. And now I'd like to introduce Alion's Chairman and CEO, Bahman Atefi.
Bahman Atefi:	Thank you, Peter. Good afternoon, everyone and than you for joining us on the call today. I'm joined today by Stacy Mendler, our COO, Mike Alber, our Acting CFO, and Jack Hughes, our outgoing CFO. We set up this call today to discuss a couple of topics with you. The first is the ongoing transition where Jack has moved to a financial advisory role for the company, and Mike Alber has assumed the Acting CFO position.
The second item is a delay in filing our most recent 10-Q. On this item, after a brief conversation with
Adam Plissner at Credit Suisse, it became clear that a number of you may be inadvertently connecting Jack's transition to the delay in the 10-Q. Let me assure you that these two items are not connected. The transition with Jack began shortly after Mike Alber joined Alion last November. Jack will continue with us for the next six months to ensure that this transition is completed smoothly, successfully, and with no gaps in the financial leadership of the company.
With regards to the delay in the filing of 10-Q, Mike Alber will discuss the reason for this delay next.
Before I turn it over to Mike, I would like to briefly introduce Mike to you. Mike has 27 years of experience in government contracting, with the last 18 years at SAIC. His latest assignment at SAIC was as
Senior Vice President, Group Controller, responsible for all financial administration and oversight of the
$1.4 billion international IT services organization.
Now I turn it over to Mike for his remarks.
Mike Alber:	Thanks, Bahman, and good afternoon, everyone. Regarding the delay in the 10-K, there are two items that I would like to cover today. First, as many of you will recall from the last quarterly conference call, there was an error in the cash flow statement contained in the 10-K that was detected after the 10-K was filed and opined to by our auditing firm, Deloitte, last December.
All of the numbers were included in the cash flow statement. However, one of the items was listed on the wrong line. A total of about $23 million relating to the repurchase of ESOPshares was included on the accrued liabilities line instead of on the purchase of shares of common stock from the ESOPtrust line. We are looking for the appropriate vehicle to make this correction. When corrected, it will reduce the amount of cash actually used to fund operations from about 28 million to about 5 million. It will also reduce the amount of cash provided by financing activities from 62 million to about 39 million.
Second, during the review of the correction to the cash flow statement, another separate item was raised by our outside audit firm, related to the presentation of the ESOPequity on the balance sheet. Since the founding of Alion, we have always listed the ESOPequity as permanent, rather than temporary equity, with the inflows and outflows reflected in additional paid in capital. Also, noting that in the SEC filing, that employees who have terminated their employment with Alion, may ask for distributions from their ESOP holdings.
Since the ESOPstock may be determined to have a temporary aspect to it, it may be more appropriate to classify it as redeemable common stock at the bottom of the balance sheet. If so, we would show it at the bottom of the balance sheet in lieu of the current equities section as redeemable common stock with a value calculated by multiplying the number of outstanding shares, by the share price value determined by our outside valuator.
We would then gross up the accumulated deficit resulting in no change to the bottom line of the balance sheet. We expect to have both of these items fully resolved in the next two weeks. If it does result in a change to the balance sheet, to the 10-K that is currently on file, we will also take the opportunity to correct the cash flow statement as well. These changes have no effects on the result of operations or net assets. We will then immediately file our 10-Q.
And finally, Bahman has also asked me to highlight several of the current DSO reduction initiatives that we have put into place over the last couple of months. First initiative is a reclassification and reorganization of the current AR staff to better define roles and responsibilities and more closely align the staff with our primary operating business units which we call sectors and groups.
Second initiative, a project set up initiative which will drive more consistency and standardization of how contracts are set up; increasing automation of invoices, reduce invoice errors, and increasing productivity per biller. Third, mandated biweekly billing on all cost type and applicable contract types. We have completed an inventory of all cost type contracts which can be billed on a biweekly basis, and have selected the top 30 contracts by dollar volume. A tiered rollout will begin within the next billing cycle.
In addition, there are multiple other initiatives that are in progress that will increase training, reporting and analysis of current DSO drivers and performance. Our goal is to decrease DSOs by 10 - 15 days by year-end. Thank you for your time this afternoon and we are now prepared to answer any questions you may have.
Peter Jacobs:	I wonder if you could just remind all of our listeners how to ask questions.
Operator:	Thank you, sir. Ladies and gentlemen, if you have a question or comment at this time, please press the #1 key on your touch-tone telephone. Again, ladies and gentlemen, if you have a personal comment at this time, please press the #1 key on your touch-tone telephone. Our first question is from Adam Plissner of Credit
Suisse. Your line is open.
Peter Jacobs:	Adam, are you there?
Operator:	We'll go to our next question. Our next question is from --
Bahman Atefi:	Oh, we didn't hear the question from Adam.
Adam Plissner:	Hello.
Peter Jacobs:	Oh Adam, are you there?
Adam Plissner:	I am, can you hear me?
Peter Jacobs:	Yes, we can.
Adam Plissner:	Okay, great. Thanks, guys.
Peter Jacobs:	Thank you.
Adam Plissner:	Mike, I was wondering if you could just take a step back and talk to us about your experience at the division at SAIC, and maybe compare and contrast some of your initial impressions now since November, about process controls, MIS, automation, some of the things you even mentioned, now that you're using those initiatives to work on DSO specifically, but just overall, your impressions so far of the accounting controls and so forth, technology.
Mike Alber:	Okay. The transition to Alion has been fairly smooth. From an organizational construct basis, Alion is organized very much alike SAIC was in terms of the establishment of sectors and groups and the P&L centers at the group level. In terms of automation, they are using the JAMIS system, which is very similar to other systems that I've used in the past. It's a job costing system which provides a lot of visibility in terms of jobs and revenue recognition, as well as, set ups of different types of contracts as well. It's fairly straightforward in terms of the organizational breakdown, as well as the reporting hierarchy as well.
There seem to be sufficient controls and processes in place that overall, give me a pretty good sense in terms of the operating mode of the company.
Adam Plissner:	Okay. You know, obviously you're going to be a champion of some of the initiatives that are underway besides DSOs. I was wondering if you could just take a step back and relist a couple of items here that are an imperative for this year, and tell us what you comfort level on each of them is. I guess the first is, there's been a history of quite a few non-recurring add backs within the EBITDA. So far out of the first quarter of the gate this year, this fiscal year, the first quarter was clean in that regard.
In terms of those accounting add backs and non-recurring items, are you comfortable that we can end up this year, on a much cleaner basis, first off. Two, maybe give us some initial impressions on the initiatives with DSO. How quickly you think those can be in place, and ultimately, the probability and maybe milestones when we can hear back from you in terms of progress in that regard. And maybe three, the last one, just in terms of your comfort level on monthly cash flow and what trough liquidity and what your ultimate liquidity goal is by year-end.
Mike Alber:	Right. You know, Adam, the answer to your first question is to -- in terms of looking at increasing the quality of EBITDA, I think we're not going to see the same level of add backs, due to a number of the initiatives that were started last year and had been completed last year as well. This has to do with the number of automated systems and processes that they put into place this past year, which I think will actually increase the operating efficiency of the organization going forward. So we're not going to see as many of those types of either financing or one-time, non-recurring type of expenses due to the fielding of a lot of systems expenses that we saw last year.
In terms of DSO, as you know, this has been a number one priority since I've come on board here. In addition to the initiatives we've talked about, several others as well in terms of trying to really get to the root cause of what is driving some of the build and open, and some of the unbuild issues as well, and just getting more immersed in the data and some of the process flows as well that will hopefully allow us to be able to scale up to a much larger size, without having to increase the headcount from a billing and an
AR perspective.
In addition, we're looking at trying to exploit a lot of the automated systems that we have right now to be able to get to a more of an automated stage, whereby we are not having to have as much manual interaction for bills, which could potentially cause higher error rates, higher rejection rates as well, which would ultimately drive some of the aging that's out there as well.
As I'd mentioned earlier, we are shooting for a goal of 10-15 days by year-end. We're hoping to see in the next period submission, we'll begin the biweekly billing of about 30 cost type contracts, which should increase the velocity of cash on a more consistent basis coming through, since we'll be billing every two weeks as opposed to once a month. So those are some of the initiatives that we've got.
Going forward what we're going to do is look for economies that can be affected within the SG&A, specifically looking at the different functional areas. Primarily looking within the finance area to see how we're currently organized, how we can best deploy individuals there, and are there any areas that we could take a look at automation improving productivity and reducing costs, as well.
Adam Plissner:	Okay, so when I think about what the primary difference between Alion's ability to collect today, versus industry standards or maybe your experience at SAIC, it sounds like that maybe the top initiative here is getting the biweekly billing out, and ultimately, some of the automation and the staff levels correct. And do you think that that's probably the bulk of the opportunity?
Mike Alber:	Yeah, we really do. And I think what we'll see each of these really adding value at each one of the steps, as well as increasing an overall awareness of cash. In previous organizations that I was in, the whole cash flow process started at contract or proposal inception and carried all the way through close out. So there were tenants of good cash flow management in all of these different disciplines. And it wasn't focused primarily in just the finance, but it really went from the line organization all the way through to corporate.
So it's just kind of adopting some of these philosophies and some of these general understandings, so that everybody understands that cash is king and it's of paramount importance to make sure that we consider cash flow terms and impacts for cash flow when we're bidding jobs and we're establishing terms and conditions, and we're letting subcontracts and we're signing contracts with primes, as well.
Adam Plissner:	Great. And then the last thing along those lines, Mike, is there a year-end liquidity goal that you guys are employing here in terms of cash plus liquidity, where you want to end up inclusive of this DSO initiative?
Mike Alber:	You know, right now, we're looking at trying to hit about -- we're trying to establish about somewhere in the neighborhood of $30 million to $35 million of additional cash and liquidity, in terms of headroom. And
I think that's a doable number. I think we have enough opportunities out there in terms of improvements from our unbilled and our billed and open, to be able to affect that and get there from this standpoint.
Adam Plissner:	Excellent. Bahman, if you don't mind, I'll give Mike a break here and just ask you a couple of quick business update questions. The contract renewals, are any re-competes coming up this year? I think the only one I remember of significance was the Miziak [ph] contract. And I think that Stacy commented at some time back in October, but what's the update on that? What's the time of the re-negotiation and maybe the probability on wining the recompete?
Stacy Mendler:	Miziak and Wisiak [ph] -- Wisiak is weapons systems IAK [ph] -- both of those RFP's are expected out the end of the year. So they're going to be re-competed probably some time mid next year.
Adam Plissner:	Okay.
Stacy Mendler:	Those are our two largest re-competes.
Adam Plissner:	Okay. And Stacy, and color or comments on what you think, how long that contract's been in place, and what you think the probability of re-competing successfully on that?
Stacy Mendler:	Yeah, we are working very diligently on the capture process and positioning the company to win the re-competes. We have been following a methodical process and we have our team put together. Without divulging too much competitive, sensitive information on the line, I will tell you that we have a very large team to capture both procurements, and feel as if we are positioned very strongly to win both of those re-competes. They both have been in place for more than five years, and we have a great amount of volume under both of those contract vehicles. Our client assessments have been very positive, and the teams we've pulled together are strong. And most of the companies that would have competed against us, are on our team.
Adam Plissner:	Great. And then, Bahman, I know we had some offline conversation on some of the recent M&A transactions in the marketplace. Can you comment, just give us a little more color on this latest transaction in the market with MTC and BAE, and maybe just how Alion stacks up versus that what you think it's a current comparable and whether we can look to that as sort of another indication of the activity in the market?
Bahman Atefi:	Right. You know, you would have thought that with the change in the market, that the multiples that are being paid in our industry for M&A might have softened. But in fact, it really hasn't, and it's held up pretty strongly, which is a testimony to our industry. Which is -- more or less, is recession proof, because -- especially those of us that are fortunate enough to be in the research and development or other activities associated with Department of Defense. It has had consistently very strong budgets and increasing budgets.
One example is the recent acquisition of MTC by BAE Systems. MTC is about a $430 million company, about a little over half of our size. A very good company, but not as high-tech as we are. And the deal was approximately 11.4 or 11.7 times EBITDA for that size under current circumstances, which is a pretty good number. So I have always consistently thought that if we ever got into a situation that we decided to either go public or sell the company, that we should expect strong double-digit multiples for EBITDA, too.
But that's a most recent indication how the market is holding up very well for M&A activity.
Adam Plissner:	Okay, maybe the last question, I'll let somebody go, Bahman, I guess it kind of segues into your ultimate exit strategy here in terms of timing of that exit strategy. Certainly, I imagine if there was that kind of multiple bid in the marketplace and activity, you might entertain bids along those lines, given the capital structure constraint. What exactly is -- again, is reiterating your near-term plan, both the deal with bottom part of the capital structure and ultimately, exit.
Bahman Atefi:	Well, in terms of exit strategy, we pretty much have set ourselves in a path over the next three years of either going public or looking at a transaction. High appeal markets would depend on the conditions in the markets. So the timing of that would depend on when the market improves. But, right now, there is really no extra pressure on us to look for a transaction in terms of sell, but that is always a possibility. And as opportunities come, if they are outstanding, we certainly will look at that.
We also have the option of, and have had some preliminary look at that, taking partial investment by private equities to have infusion of cash in the company, partially to deleverage and partially to give extra cash to the company for acquisitions. So that option also exists. So between partial investment IPO which is market timing dependent and sale, we have multiple options and we will look for the right opportunity in the next three years or so to pull those triggers.
Some of them might come faster. For example, if we decided to take partial investment, that could come within the next year or sooner. But with opportunities that we have on the books, the backlog, the bids that are coming up which are quite substantial. With all the initiatives that Mike discussed that -- about bringing DSO down -- right now, we got somewhere in the $60 million to $70 million of cash just bottled up in our process of AR. And we need to mind that quickly, by just virtue of better processes and all of that.
So a lot of factors go into that decision, but I like to see us very quickly improve the cash flow and have extra $30 million to $35 million of cash this year and $20 million to $30 million each year for the next couple of years. We'll keep the idea of a partial investment in mind and continue discussions with private equities. And if an outstanding deal comes about, we certainly will look into that and we'll see how the market changes and if there's a right timing for ideals. So all those options are really on the table for
us.
Adam Plissner:	Excellent. Thanks for doing the call guys. Appreciate it.
Peter Jacobs:	Thank you.
Operator:	Thank you, and again if you have a question or comment at this time, please press the #1 key on your touch-tone telephone. Our next question is from Scott Goldsmith. Your line is open.
Scott Goldsmith:	Hello. In terms of liquidity and DSOs, can you give us where those two numbers stand today?
Mike Alber:	Sure, right now. At the end of Q1, we are sitting at a DSO, a total DSO of billed DSO and unbilled at about
116 days, which is very high. However, what we see here is we've seen an increase in cash over the last several weeks of the period, so we do expect to see some decrease in that for period four.
Scott Goldsmith:	Right, and can you give us where the revolver is right now?
Mike Alber:	Right now, the revolver -- from a headroom standpoint, right now the revolver is at $46 million.
Scott Goldsmith:	I'm sorry, drawn or available?
Mike Alber:	It's $46 million drawn and we have just over $15 million of cash.
Scott Goldsmith:	And that is versus what at December end, or you haven't given those numbers?
Mike Alber:	I don't have the December end numbers.
Bahman Atefi:	I think we have fairly consistently have had approximately $20 million to $25 million of headroom on an ongoing basis over the past couple of months.
Mike Alber:	Yeah, at the end of December, we had $26.5 million drawn on the line.
Scott Goldsmith:	Okay. And I'm sorry, one more, the DSO's 116 at the end of December, and again, where do you think that is roughly, now?
Mike Alber:	Right now, I would say we're probably in the 110 range.
Scott Goldsmith:	And that's before several of these initiatives were started? Or is that fair to say it's actually as they have been started over the last few months?
Mike Alber:	I think what we're saying now is we're coming off the seasonal lows that we would typically see in the
November, December timeframe where typically the cash tends to slow down. January starts an up tick from that standpoint, and then we're continuing to see that increase. So I fully expect it to see some decrease.
One from an improvement in terms of our cash receipts. And two, as a result of some of these initiatives as well.
The other thing, just to remind everybody, is back in September of this past year, we converted over to wide area workflow across the entire enterprise. And that did have some impact from the -- on a DSO standpoint because we experienced a higher rejection rate from dfas [ph] upon our initial entry into wide area workflow. We've, for the most part, ironed out all of those wrinkles that were related to initializing that system, getting through it as well. And we're seeing much lower rejection rates and much better throughput as well.
Scott Goldsmith:	Just one more question if I can. Can you just give us the backlog number, what it is at the end of
December? I guess the last backlog we've seen from you is the end of -- year end September.
Stacy Mendler:	Yeah the -- this is Stacy Mendler. The backlog at the end of the first quarter was still strong at $4.8 billion. That's total funded and unfunded backlog.
Peter Jacobs:	Scott, are you still there?
Scott Goldsmith:	Yeah, I think someone else's line is open.
Stacy Mendler:	Okay.
Scott Goldsmith:	Thank you.
Stacy Mendler:	Thank you.
Peter Jacobs:	All right, we'll take the next question please.
Operator:	Thank you. Our next question is from Murray Kenney. Your line is open.
Murray Kenney:	Hi, thanks for putting on this call. My question has to do between now and the end of the fiscal year on
September 30th. How much money do you anticipate spending on earn outs and transactions in the equity account, meaning any -- what's the net number going out the door in cash to -- on the ESOPside and for earn outs? And also, what you anticipate, if you're willing to share it, your CapEx number's going to be?
Mike Alber:	In terms of earn outs, earn outs retention and deferred payments, that number is between -- since the beginning of the year to the end of this fiscal year is just slightly over $8 million, in terms of overall
-- that's the total potential earn outs that are there. Several of these earn outs are based on performance, and so, that number could do down slightly depending upon the calculation of the overall earn out. But that's really the kind of the top, top side number that we would see for earn outs.
From an overall ESOPperspective, in terms of looking at what the net number would be, that is somewhere right in the neighborhood of about -- ESOPis about $7.6 million.
Murray Kenney:	And then there is going to be --
Mike Alber:	Which is not -- I mean that's the outgoing which is then matched by the incoming cash in for deferrals and purchases.
Murray Kenney:	Well, I'm just trying to figure out, your EBITDA is already adjusted for non-cash compensation. And so you're saying your, from a cash point of view, you're going to be spending $7.6 million to buy back ESOP shares between now and the end of September?
Mike Alber:	Right, but that's $7.6 million prior to the ESOPpurchases or the cash coming in as well. The two pretty much net each other out.
Bahman Atefi:	Yeah, I mean if you're starting from the top line, if you start with the EBITDA of $63 million that we're planning to do, and so far we're ahead of the plan, you add to that that the E which is what we gain by collecting contributions to 401Ks from our customers in cash, but we give that to our employees in the form of stock.
That's about $10 million. And we have a double E which is the contribution of our employees to the plan in cash where we match it with stock, which is $7 million. So starting point is about $80 million of EBITDA, E and double E. And then from there, you take the interest payments and ESOPpayments and so on.
Murray Kenney:	So there's $7.6 million of ESOPmoney going out to people who are leaving and then there's also going to be phantom stock cash going out between now and September 30th?
Bahman Atefi:	That's correct.
Murray Kenney:	How much is that?
Bahman Atefi:	This year is the biggest year. It's about $10.9 million.
Murray Kenney:	And how much do you anticipate for CapEx for the rest of this year?
Bahman Atefi:	Somewhere around $5 million to $7 million.
Murray Kenney:	Okay, thank you very much.
Peter Jacobs:	Your welcome.
Operator:	Thank you. Our next question is from John Blaney, of Guardian Life. Your line is open.
John Blaney:	Hi. My question was answered.
Peter Jacobs:	Okay.
Operator:	Thank you. Our next question is from Jeffrey Gallo, of Shenkman Capital. Your line is open.
Jeffrey Gallo:	Hi, good afternoon, everyone. Just a quick question for you. Can you just go over new contracts that are potentially being bid out at this moment, and if you feel that your cap structure and liquidity is actually a potential hindrance to you from bidding on or winning new contracts.
Bahman Atefi:	I'll give you a list of things that are on our plate over the next two or three months. But I'll answer the second part of your question that there's nothing in our capital structure or liquidity that prevents us from bidding that. And as I mentioned earlier, we pretty much consistently have had a headroom in the order of $20 million plus or minus, and improving cash flow. So our hope is by end of the year to have about $25 million to $30 million of headroom, and additional $30 million to $35 million of extra cash and improving each month by $4 million or $5 million.
In terms of the largest bids coming up, there is an RFPfor the next cruiser, CGX that is coming up hopefully this week, which is a fairly substantial effort that ultimately, if we are successful to win, could be somewhere in the hundred to 150 people working on that. A very important bid for us. We actually are working on the precursors to that work on existing casts.
We have a very large bid coming up in March timeframe for FAA training, which is for about 400 people training FAA traffic controllers. That's another large one coming up. And then two IDIQ contracts coming up in the April, May timeframe. One is R23G for -- in support of the C-com [ph]. And another one is in support of the forces command. Both of them are multiple award, multi-billion dollar contracts. The kind of contracts that a year ago, we really couldn't bid because -- or a year and a half ago, when we were like
$400 million or $500 million, but now that we're more an $800 million company we are in the range.
And those are the kind of contracts that government puts substantial amount of work both through Optars [ph]
for forces command, and R23G. So we're looking forward to bidding those, hopefully winning those and putting substantial amount of work through them. So as I mentioned, those are four large ones which are happening in the next three or four months. There are probably another 15 or 20 of lower sizes that are on our plate, but this is going to be a very interesting, challenging year. And we have the resources in terms of the overhead dollars for marketing them. We have resources in terms of BNPdollars for writing an excellent proposal and training for our people in terms of orals and what have you. And no constraints in terms of putting the best quality proposals in.
Jeffrey Gallo:	Just to follow up then, so you would anticipate by the end of the year, actually paying down revolver and having additional $20 million to $30 million worth of cash on your balance sheet?
Bahman Atefi:	Something like that. I mean if you look at our goal of having let's say $20 million to $25 million of headroom, plus another $30 million to $40 million that we hope to gain out of DSO -- our revolver is 46, so that makes that -- that would say that by end of the year we should zero out the revolver and have maybe an additional $20 million to $25 million of cash sitting in the bank. That's our goal.
Jeffrey Gallo:	Okay. And if you could just recap for us with respect to your negotiations with IIT. I know you mentioned that on the previous call, but how you would anticipate meeting that first $25 million payment in '09.
Bahman Atefi:	Well, we haven't really started negotiating with them. We have talked to them about thinking about whether they are interested in refinancing this and switching from pick [ph] to current cash and pick. We probably can start talking to them, earnest, somewhere in the summer time with help of our bankers and see what we want to do with them. But we -- our first payment due to them is December of '09.
However, the interest on current activities increases from pick to current cash, starting December of this year. So we need to either negotiate to refinance them or find alternative ways of paying down that debt.
And all these issues are on the table. We work with our bankers, and we will probably engage them starting in the summer to come to some conclusion by the fall.
Jeffrey Gallo:	And just one last question with respect to flexibility. I think your original bank deal when you brought the bond deal, had some covenants in it. If you could just refresh us, I think you guys went back to the banks. There used to be a covenant of 3.75 times and scaling down. Was that eliminated? And if there is a new one, where is it?
Mike Alber:	No, we're still under those two covenant compliance ratios, and I believe we're three, three and a half --
Unidentified Speaker:	The senior secured leverage is 3.75 --
Mike Alber:	3.75.
Unidentified Speaker:	And interest coverage is 1.351.
Jeffrey Gallo:	So you wouldn't anticipate any issues with respect to those covenants in this current year?
Mike Alber:	No. We expect to be able to make them.
Jeffrey Gallo:	Thank you.
Operator:	Thank you. Our next question is from Jeff Kirt, of Oakhill. Your line is open.
Jeff Kirt:	Hi. Most of my questions have been answered. I guess there's just one. I missed the -- did you give the dollar amount of the potential reclassification of the ESOPto redeemable stock?
Mike Alber:	No, we did not.
Jeff Kirt:	And can you share that?
Mike Alber:	On the balance sheet change, what you would see is the additional paid in capital, would basically go from
$82,512,000 to approximately $200,768. The accumulated deficit or the offset would go from a minus 141,941 to 260,147 million. So the overall total liabilities and shareholder deficit wouldn't change. What happens is the total liabilities sub total above shareholders deficit would basically disappear and then you'd have the two amounts that I just gave you.
Jeff Kirt:	Guess I'm a little confused. Did the liability -- the number goes from a negative -- the number of I think it was accumulated deficit, goes from negative 141 to negative 260?
Mike Alber:	Correct.
Jeff Kirt:	And that's because -- I guess what I'm getting at is, have you looked at the -- both the indenture and the credit facilities to see if this reclassification would be deemed to be an incurrence of debt?
Mike Alber:	Yes, that has been reviewed.
Jeff Kirt:	Okay. And it's not going to be an incurrence of debt?
Mike Alber:	No.
Jeff Kirt:	Okay. All right. That's all I've got.
Mike Alber:	Thank you.
Operator:	Thank you. Our next question is from Matt Vittorioso of Barclays. Your line is open.
Matt Vittorioso:	Yeah, just a point of clarification. Did you say that your target EBITDA for this year was $63 million?
Mike Alber:	Yes.
Matt Vittorioso:	That's adjusted EBITDA, down from the 73 that you did this past fiscal year.
Mike Alber:	No.
Unidentified Speaker:	That's basic EBITDA, plus then you've got the --
Mike Alber:	E, which is $10 million or $11 million. So apples to apples, that would be 73, 74 again.
Matt Vittorioso:	Okay. So you're going to be flat year over year on adjusted EBITDA, and then -- I guess then, just to clarify again on the cash side, you're expecting to generate upwards of $40 million to $45 million of cash from operations on your cash flow statement for this fiscal year? That's how you're going to achieve that
$35 million of extra cash and pay done a bit on the revolver.
Bahman Atefi:	Right. I think we expect free cash from operations, somewhere in the $10 million to $15 million. An additional $30 million, $35 million from just bringing DSO down from 110 down to 90, which is really a very, very [unintelligible] to 95 is 15 days, which is a very reasonable goal. And then each year, probably 10 days a year, from 95 to 85, 85 to 75, and if we can get to about low 70's on a steady state basis, that's our goal to do. So in effect, 15 days this year, approximately $2.2 million a day, is about $33 million of extra cash and approximately $22 million, $23 million a year each year. So our goal is about $35 million let's say, from that 15 days this year. About $20 million, $25 million next year. Another $20 million, $25 million the following year on that. And then from operational cash this year, $10 million to $15 million, probably will increase to $15 million to $20 million each year. So the combination will give what we're looking for.
Matt Vittorioso:	Okay. And just again, to be clear, the bridge between the 63 of normal EBITDA and adjusted EBITDA, that E that you referred to, that's all non-cash compensation type of charges?
Bahman Atefi:	Right. That is a part of our retirement component that we collect as cash from our customers as we build them. But that's a component that we give to our employees as stock. So essentially, we collect cash, approximately $10 million and we give $10 million worth of stock to our employees. So the cash goes into our coffers for our operating expenses, but the liability remains as a part of the stocks.
Matt Vittorioso:	All right. Okay. Thank you very much.
Bahman Atefi:	Thank you.
Operator:	Thank you. Our next question is from Alan Goldfarb, of TCG. Your line is open.
Alan Goldfarb:	Hi. Quick clarification question. Can you just go through your current availability and how it's split between revolver and cash?
Mike Alber:	Yeah. Where we're sitting right now is we are sitting with a -- the current revolver is sitting at around
$46 million, so at this point in time, there's no additional availability to the revolver. From a cash perspective, we're sitting somewhere, depending on what the receipts look like -- today, roughly in the $13 million to $17 million of available cash.
Alan Goldfarb:	All right. Thanks. And one other quick question, and it might be part of the reconciliation that you were referring to earlier, but when I look at the 10-K, it looks like there was, if I add up the fiscal year, payouts for the ESOP-- it looks like it's $29.4 million?
Mike Alber:	Last year.
Alan Goldfarb:	Last year. How did that -- can you just walk through the cash -- I'm assuming that's all cash.
Mike Alber:	Yes.
Alan Goldfarb:	Right. And you're also get some cash in for that.
Bahman Atefi:	No, I guess if you're looking for reconciliation of that number versus the $6 million or $7 million that
Mike mentioned for this year, the difference is the following. Over the years, our plan is written from day one, so that when an employee leaves and they request payment, we have the option of paying them in five payments, up and including waiting for five years to make the first payment in year six. Up to here,
[unintelligible] say the first couple of years the demands were in a million or two or what have you, and then it grew to a large number last year, we chose to take exception to that in the ESOPCommittee and pay current cash when people ask for their payout.
And our expectation on moving forward with the demand on cash going higher because of, we have a larger company, a larger number of people coming in and going out, that most likely the decision that we are going to discuss in the ESOPCommittee -- I have discussed with some of the members of ESOP Committee -- would be to extend the payments according to plan. So when you see the difference between a $29 million of payment last year, and only a $6 million or $7 million of payment this year, it's a difference in terms of immediate payout, which exception to the rule that we have done up to here, and following our plan which says, only certain things have to be paid immediately such as death, disability, retirement or the 10% diversification, and the remainder of the demand can be stretched out to be paid out over a five year period. And with starting even five years from now. So that's the difference with the numbers that you see.
Alan Goldfarb:	Got it, but is it fair to say that kind of the 25 to 30 is what the annual, if you were to pay it out in cash what the annual numbers --
Bahman Atefi:	Maybe the last year was unusual because if you recall, we had one contract doing Spectrum Center [ph] that individuals left, and that demanded about $10 million. So I would say from an regular, ongoing demand, probably in the $15 million, $16 million would be more reasonable. But as I said, we're not going to pay that out of current cash.
Alan Goldfarb:	Okay, thanks.
Bahman Atefi:	Sure.
Operator:	Thank you. Our next question is from Andrew Carlino, of Sankaty Advisors. Your line is open.
Andrew Carlino:	Hey guys, just want a quick clarification. I apologize if I missed it. You mentioned the phan stock payouts were expected to be $10.9 million, is that correct?
Mike Alber:	That's correct.
Andrew Carlino:	So you guys have decided to pay that out in cash?
Bahman Atefi:	That has to be paid out in cash somewhere along the year. Yes.
Andrew Carlino:	I thought there was an ability to defer that.
Bahman Atefi:	There's ability to -- it actually came due February 1st. There's ability to defer that during the year on volunteer basis, that everybody has volunteered to do that. But you can't push it to the following year for tax reasons. The taxes have to be paid and so on and so forth. So there is flexibility to pay it later on in the summer or fall, or what have you, but not push it out to 2009.
Andrew Carlino:	And what's the current expectation on when you would actually make that payment?
Bahman Atefi:	Probably in the summer, fall timeframe. As I said, we have had fairly steady headroom of approximately $20 million over the past few months after coming from the holidays and all of that. And have paid all of our obligations including interest payments and all of that and expect that headroom to continue increasing from
20 to 25 and 30 and on so on. So as that headroom gets closer to 35, 40, or 45 and we feel more comfortable, we'll just pull that trigger. But that is, we have between now and end of the year to do that, then we'll do that as our headroom is stronger. There's no really rush on that.
Andrew Carlino:	What kind of headroom do you want to get to before you pull the trigger on that?
Bahman Atefi:	I think ideally, as I said, a $20 million, $25 million headroom is comfortable. Ideally, I like to have $35 million of headroom at a given day before I would start paying that out.
Andrew Carlino:	How much headroom -- when you say headroom, you're just talking about total liquidity.
Bahman Atefi:	Yes, availability whether it's combination of cash in the bank and the revolver. We have availability in the $20 million give or take a couple million dollars, mostly $20 million, $25 million. I like to have availability at $35 million. And in fact, as the DSO comes down and processes get better, your confidence in even a lower number like 25 goes higher, but I like to get to $35 million before I give out a large payment that on volunteer basis, we can delay it.
Andrew Carlino:	And when you say, when you give guidance of the amount of headroom that you want, are you thinking about that after the payout, that performer for the payout, you want to have $25 million of cash?
Bahman Atefi:	Absolutely. I mean I'm saying is that, I like to get to $35 million or $40 million of headroom than to pay the $10 million of the phantom stocks. Even the day after that, I would have $30 million or $28 million of headroom and then keep building upon that. So I don't want to be at 25 and pay 10, and be at $15 million of headroom since I have that flexibility.
Andrew Carlino:	Thank you.
Bahman Atefi:	Sure.
Operator:	Thank you. Our next question, we have a follow up, Adam Plissner of Credit Suisse. Your line is open.
Adam Plissner:	Hey guys. It's actually what Andy just asked there. Let me just understand this correctly, because we had probably originally discussed the phantom share stock being pushed out to next year. This is a tax related item. In the event that your liquidity doesn't, DSOs for whatever reason get hung up Bahman, what is your flexibility in being able to defer that payment, if it ends up that you end up $20 million availability at the end of the year and you don't want to restrain liquidity and payout that phantom share program.
Bahman Atefi:	I think we have plenty of flexibility in the following sense that, just to be on the safe side of the 10.9, approximately $4.5 million is taxes. So it would be very safe to send the tax in so that there's no issue with IRS that these things became vested and so the tax are due. So of the $10 million, $4.5 million of taxes, we'd certainly want to send that in and then the remaining $6.4 million hopefully by end of the year.
But if you even have to push that to the next year, we can.
Adam Plissner:	Okay. That's helpful. And then, in terms of just one last question on DSOs, I wonder if you could just give us a frame of reference. The 95 days that you're looking to achieve by year-end or so, just as a target level, have you been there in the course of your recent history? And maybe you can explain at the point that you were there, what's different between now and then and maybe to debridge [ph] that level.
Bahman Atefi:	Let me make couple of comments and then I'll turn it over to Mike to go over more detail. Before we made the four acquisitions, we made the year before last, the large one on Anteon [ph] and the three smaller ones that we were in the $350 million, $400 million range, our DSOs were as low as high 60s. So once we made the acquisitions it crept up, and especially the large acquisition of Anteon, really the transition in terms of integration and line organizations went extremely well.
The transition in other organization went very well. But getting the hang of all the bills, sending it on time and collection, and all of that, really wasn't in sync with the good integration. So that really pushed us dramatically. So we've been there, it's going to take us some time to get there so, I want to turn to Mike to make a couple of comments about that, too.
Mike Alber:	Sure. Just in FY '07, looking back at where we were from a quarterly standpoint, we are pretty much averaging in the low 90s, 91, 92, in terms of DSO performance. Period one of this year, we had hit 91.6 days and then we kind of hit some of the seasonal slowdown that tended to drive it up. But as Bahman said, the high percentage of systems integration work that we do as well, with the high sub-content and bringing on the accruals for these subs as well, tends to drive the days up higher than they had been previous to the
Anteon acquisition.
Adam Plissner:	Great. Thanks, gentlemen.
Mike Alber:	Yeah.
Operator:	Thank you. Our next question is from Murray Kenney. Your line is open.
Murray Kenney:	Yeah, I just wanted to follow up and say I'm, I guess I'm struggling a little bit with the concept that the company has no availability on its revolver. And since you closed the acquisition of Anteon and incurred the senior notes, I'm calculating something like $50 million has gone out to management and shareholders.
So I don't -- it just seems like a kind of a strange situation to me that that much money would be going out to the equity, in a situation when the company has no liquidity. And maybe you could comment on that.
Bahman Atefi:	I think your comment is a valid comment. We made a conscious decision to payout $22 million last year when we could have deferred that completely, and that was a conscious decision on our part, for morale purposes at the time, after 45 years, for political reasons that were very unusual. We had lost one of our contracts so we had lost about hundred people to show that we have the capability of doing that. I think your comment is also valid in the sense that we should have brought our DSOs down much faster last year, and that's why this is a focus of our activity this year.
This year, we're not going to have those kind of large payments to the shareholders because as I mentioned to you, most likely the [unintelligible] would be to defer those kind of payments five years out, and then over the next five years -- and we are going to get our DSO down this year quite a bit. So the difference between really the essence of your question is very correct. The only thing that I would say, I would have done differently would have been that, put stronger emphasis to bringing DSO down. And in fact, we really had an extremely good quarter in the last quarter of last year as I have mentioned before, where during
July, August and September, we actually collected $200 million.
We bumped into a difficulty in the fall with certain changes and seasonal activities. Some of the billing error rates and all that. We've got over that. We feel very good about where we stand right now. And hope between now and the end of the year to bring the DSO down, to defer the ESOPpayments and have much higher headroom as I mentioned and ability to have extra cash in the bank.
Murray Kenney:	Yeah. I mean I just think that at some point, the owners of the company need to stand behind the company and support the company's capital structure, rather than taking money out of the company. Because you have over $500 million of debt, not counting the Illinois Institute. And the holders of that debt are looking at this capital structure and kind of wondering what hit them. Because we're being told that business is great, and yet, we have $46 million drawn on our revolver, 18 months or so after you closed this big acquisition. And then to be told $20 million more is going out of the company in the next year -- it's a little staggering and hard for someone who's used to lending money to these situations to understand how that can happen. That's all I wanted to say.
Bahman Atefi:	I think, again, your comment is very, very valid in the sense that the only thing that I would have -- I wish we had done it differently, was to have brought the DSO down much better last year, so that we would have an extra $30 million or $40 million of cash. What we are paying out this year, when you look at the $6 million or $7 million of ESOP, are mandatory stuff. It's not anything that is on volunteer basis. Certain things such as death, disability, and retirement, or special [unintelligible] diversification, by law you have to pay. So we are basically now down to paying what is required us to pay by law and deferring, according to our plan, those payments that can be deferred.
So in effect, what we are doing, is essentially what you're saying. That is, asking essentially our owners to essentially defer asking for their money by virtue of the ESOPCommittee decision and focusing more on deleveraging and growing the company. So we agree with your comment.
Murray Kenney:	Okay. Thank you.
Peter Jacobs:	All right. We're running a little bit over, so I think we'll have time for one more call.
Operator:	Thank you, sir. Our next question is from Kelly Baccei. Your line is open.
Kelly Baccei:	Hi. Thanks for taking a question. I just had a quick point of clarification. You just gave us your current cash position with zero available on the revolver, and Mike, when we spoke recently, you said that you're expecting a large cash collection in the next week in the range of $20 million or so. So I just wanted to verify, once this payment is received, do you expect to max out the revolver again during the year, or is this a seasonal peak that won't be repeated once you improve your DSOs?
Mike Alber:	Yeah Kelly, we don't expect to be in this same situation. We've got a big week planned next week in terms of some very large payments coming in on our Saftas [ph] contracts along with some other very large contracts as well. This is kind of an anomaly for us to be at this position whereby we've got it maxed out.
So, no, we do not expect to be in this same situation.
Kelly Baccei:	Okay, great. I appreciate that. And then just lastly, if you can just share with us, you did mention that you expect to have EBITDA flat for this current year. As you look out for the business longer-term even over the next two years or so, where do you see yourself being able to bring EBITDA and therefore, deleveraging through EBITDA growth.
Bahman Atefi:	You know, the EBITDA growth should go hand in hand with the growth of the company. We planned for 8% to 10%
top line growth and correspondingly, hopefully 8% to 10 % growth in the bottom line. We're hoping that if we can have a solid $63 million of EBITDA this year, EBITDA E of -- would be $10 million more. So to perhaps 70 the following year, and closer to 77 to 80, the following year. So we are hoping to grow the top line, bottom line somewhere in the 8% to 10% each year. And again, I want to also emphasize that the EBITDA that we are planning this year and hoping and so far, only four period have gone by, and has been very solid, and we are ahead of the plan -- to be with minimal amount of add backs for only out-of-pocket expenditures.
So I would like to say that the $63 million of EBITDA that we are planning this year is hopefully a $60 million EBITDA that is solid, minus just maybe a few hundred thousand dollars of out-of-pocket expenses
[unintelligible] we had a very large amount of add back last year because of both stops and starts in many of the programs that we had acquired as a part of Anteon and investments in our systems and all of that. So the quality of the EBITDA that we are talking about this year in terms of $63 million is substantially higher than the quality of the adjusted EBITDA that we had last year.
So even though on the surface, you would call it flat, in my opinion, it's substantially better because it's with minimal amount of add back and it's solid, so it's true cash in the bank kind of a thing versus last year where we had adjusted EBITDA because of many one time events. So it's transitioned from adjusted
EBITDA to solid EBITDA to growing 8% to 10% is really our goal for the next two or three years.
Kelly Baccei:	Okay, great. So if your cash balance is expected to grow then, do you expect to delever more from free cash flow rather than EBITDA growth, is that fair?
Bahman Atefi:	Yeah, I think at the end of the day, the combination of -- the free cash will come from combination of -- or extra money will come from combination of free cash from extra monies from operations that is EBITDA minus expenditures, and bringing down DSO. And the combination, our hope is if in the order of $30 million, $35 million this year and approximately $20 million, $25 million or a bit more each of the next two years.
Kelly Baccei:	Okay, appreciate it. Thanks.
Bahman Atefi:	Thank you.
Peter Jacobs:	All right. And I apologize if we were not able to get to your question, but we are out of time. Thank you to everyone for joining us this afternoon. Please visit www.alionscience.com for more information on the company. Have a great afternoon.
Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program. You may now disconnect and everyone have a wonderful day.